Exhibit 10.24

NEWFIELD EXPLORATION COMPANY
NON-EMPLOYEE DIRECTORS’
DEFERRED COMPENSATION PLAN

EFFECTIVE AS OF OCTOBER 27, 2015

ARTICLE I. INTRODUCTION
Section 1.01    Purpose. This Plan is being established by Newfield Exploration Company (the “Company”) to assist the Company in attracting and retaining well-qualified Directors and align the interests of the Directors with those of the Company’s stockholders by establishing a program whereby the Directors may elect to defer certain cash amounts to be paid and equity grants to be awarded to them as fees in connection with their services as Directors. The Restricted Stock Units and shares of Common Stock that may be issued under the Plan are authorized pursuant to the 2011 Plan.
ARTICLE II. DEFINITIONS
As used in this Plan, the following capitalized terms shall have the following meanings:
Section 2.01    “2011 Plan” shall mean the Newfield Exploration Company 2011 Omnibus Stock Plan and any successor plan, in each case, as amended from time to time.
Section 2.02    “Account” shall mean the bookkeeping account established to record a Participant’s Deferred Compensation and Plan Earnings thereon in accordance with Article V.
Section 2.03    “Administrator” shall mean the Board, or any person(s) to whom the Board has delegated the Board’s functions in accordance with Section 3.01, as the context requires.
Section 2.04    “Beneficiary” has the meaning set forth in Section 7.02(c).
Section 2.05    “Board” shall mean the Board of Directors of the Company.
Section 2.06     “Cash Compensation” shall mean the cash compensation paid for services as a Director from time to time, which, as of the Effective Date, includes (a) an annual Board retainer, (b) annual committee chairperson retainers and (c) a lead director fee.
Section 2.07    “Cash Subaccount” shall mean the account established for deferral of a Director’s Cash Compensation pursuant to Section 5.01.
Section 2.08     “Code” shall mean the Internal Revenue Code of 1986, as amended, and applicable Treasury regulations promulgated thereunder.
Section 2.09     “Common Stock” means the Company’s common stock, par value $0.01 per share (or such other par value as may be designated by act of the Company’s stockholders).
Section 2.10    “Company” shall have the meaning ascribed to such term in Section 1.01.
Section 2.11    “Compensation” shall mean a Participant’s compensation for services as a Director, which, as of the Effective Date, includes Cash Compensation and awards of Restricted Stock.

Section 2.12    “Deferred Compensation” shall mean Compensation deferred pursuant to the provisions of this Plan.
Section 2.13    “Director” shall mean a member of the Board who is not an officer or employee of the Company.
Section 2.14    “Earned” as used herein with respect to a Director’s Cash Compensation shall refer to the first day of each calendar quarter on which the individual is serving as a Director, a committee chairperson or a lead director, as the case may be.
Section 2.15    “Effective Date” shall mean October 27, 2015.
Section 2.16    “Election Deadline” shall have the meaning ascribed to such term in Section 4.01(a).
Section 2.17    “Fair Market Value” means, as of any date, (a) with respect to the Common Stock, the closing price reported for the Common Stock on such date on the principal national securities exchange on which it is then traded (or if such date was not a trading day, on the trading day immediately prior thereto), or, if the Common Stock is not traded, listed or otherwise reported or quoted on a national securities exchange, the fair market value of the Common Stock on such date as determined by the Administrator; and (b) with respect to any other property, the fair market value thereof on such date as determined by the Administrator.
Section 2.18    “New Directors” shall mean any Director who first is elected or appointed to the Board after the Effective Date.
Section 2.19    “Participant” shall mean any Director who has elected to have all or a part of his or her Compensation deferred pursuant to the Plan.
Section 2.20    “Payment Date” shall mean the date the Participant has a “separation from service” from the Company within the meaning of Section 409A. Notwithstanding the foregoing, a Payment Date shall occur upon a Qualifying Change of Control if earlier than the Payment Date otherwise provided for under the preceding sentence.
Section 2.21    “Plan” shall mean this Newfield Exploration Company Non-Employee Directors’ Deferred Compensation Plan, as it may be amended and restated from time to time.
Section 2.22    “Plan Earnings” shall mean amounts credited to a Participant’s Account pursuant to Article VI.
Section 2.23    “Qualifying Change of Control” shall mean a Change of Control (as defined in Section 2.5 of the 2011 Plan) that qualifies as “a change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation” within the meaning of Section 409A.
Section 2.24    “Restricted Stock” shall mean restricted stock awarded to a Director with respect to his or her services as a Director from time to time, which, as of the Effective Date, includes an annual grant of Restricted Stock.

Section 2.25    “Restricted Stock Unit” shall mean a measure of value equal to one share of the Common Stock, as provided under Article VII of the 2011 Plan.
Section 2.26    “RSU Subaccount” shall mean the account established for deferral of a Director’s awards of Restricted Stock pursuant to Section 5.01.
Section 2.27     “Section 409A” shall mean Section 409A of the Code and the regulations promulgated thereunder.
Section 2.28     “Vested” shall mean any Restricted Stock Units that are vested pursuant to Section 7.01.
ARTICLE III. ADMINISTRATION
Section 3.01    Administrator. The Board shall serve as the Administrator and shall administer all aspects of the Plan. Notwithstanding the foregoing, the Board may delegate some or all of its functions hereunder to a committee or to one or more officers or employees of the Company in its discretion. The Administrator shall maintain complete and adequate records pertaining to the Plan, including but not limited to Participants’ Accounts. The Administrator shall have discretionary authority to interpret and administer, correct errors in administration of, and otherwise implement the Plan, in each case consistent with the Plan’s purposes and intent. The Administrator also shall have authority to take all actions necessary to ensure that any transactions pursuant to the Plan do not result in liability under Section 16(b) of the Securities Exchange Act of 1934. All actions of the Administrator with respect to the Plan shall be final and binding on all persons for such Plan purposes.
ARTICLE IV. DEFERRED COMPENSATION
Section 4.01    Elections by Participants.

(a)	A Director may elect by December 31 (or such earlier date as the Administrator may prescribe) of each calendar year immediately preceding the calendar year in which:
(i)    Cash Compensation is to be Earned, to defer 100% of such Cash Compensation (and Plan Earnings thereon); or
(ii)    Restricted Stock is to be awarded to the Director, to defer 100% of such Restricted Stock (and Plan Earnings thereon); or
(iii)    Cash Compensation is to be Earned and Restricted Stock is to be Awarded to the Director, to defer 100% of both such Cash Compensation and such Restricted Stock (and any Plan Earnings thereon).
The date by which an election must be made pursuant to the preceding sentence of this Section 4.01(a) is referred to as the “Election Deadline.”

(b)
Deferral elections shall be made by completing and executing an election form prescribed by the Administrator and delivering such election form to the Administrator on or before the Election Deadline. The deferral election shall specify the form of distribution (lump sum or annual installments as provided in Article VII) for both any Cash Compensation and any Restricted Stock deferred pursuant to the election. If a deferral election fails to specify a form of distribution for any Deferred Compensation, then the Deferred Compensation shall be distributed in a lump sum. Any such election shall become irrevocable as of the close of business on the date of the Election Deadline.

Section 4.02    First Year of the Plan; Elections by New Directors.

(a)
Notwithstanding anything to the contrary in Section 4.01, with respect to any Compensation to be Earned (with respect to Cash Compensation) or awarded (with respect to Restricted Stock) in calendar year 2015 after the Effective Date, a Director may make an election to defer such Compensation during the first 30 days after the Effective Date (or such earlier date as the Administrator may prescribe), provided that with respect to any Compensation, such election is made before such Compensation is Earned (in the case of Cash Compensation) or awarded (in the case of Restricted Stock).

(b)
Notwithstanding anything to the contrary in Section 4.01, any New Director may make an initial election within 30 days after the commencement of such New Director’s service on the Board (or such earlier date as the Administrator may prescribe), to defer 100% of the Cash Compensation (and Plan Earnings thereon) to be Earned by him or her or 100% of the Restricted Stock (and Plan Earnings thereon) to be awarded to him or her, or both, in the calendar year of such New Director’s election or appointment to the Board, provided that, with respect to any Compensation, such election is made before such Compensation is Earned (in the case of Cash Compensation) or awarded (in the case of Restricted Stock).

(c)
The deferral elections described in the preceding paragraphs shall be made by completing and executing an election form prescribed by the Administrator and delivering such election form to the Administrator within the timeframes described in Sections 4.02(a) and (b), respectively. The deferral election shall specify the form of distribution (lump sum or annual installments as provided in Article VII) for both any Cash Compensation and any Restricted Stock deferred pursuant to the election. If a deferral election fails to specify a form of distribution for any Deferred Compensation, then the Deferred Compensation shall be distributed in a lump sum. Such elections shall become irrevocable as of the close of business on the last day of the applicable timeframes.

(d)
A Participant’s deferral election, whether with respect to Cash Compensation or Restricted Stock or both, shall apply only to compensation Earned or awarded (as the case may be) for services performed after the effective date of the election.

Section 4.03    Crediting to Subaccounts. All Cash Compensation elected to be deferred pursuant to Section 4.01 or 4.02 shall be credited to a Cash Subaccount on behalf of the Participant pursuant to Article V. All Restricted Stock elected to be deferred pursuant to Section 4.01 or 4.02 shall be converted into Restricted Stock Units and credited to an RSU Subaccount on behalf of the Participant pursuant to Article V.
Section 4.04    Continuing Effect of Deferral Elections. Once a Participant has made a valid deferral election pursuant to Section 4.01 or 4.02, such deferral election shall remain in effect for all future calendar years, unless and until the Participant submits a new valid deferral election pursuant to the procedures set forth in Section 4.01.
ARTICLE V. ACCOUNTS
Section 5.01    Establishment of Accounts. There shall be established for each Participant an unfunded bookkeeping account to be designated as such Participant’s Account. The Account of each Participant shall consist, to the extent applicable to the Participant, of a Cash Subaccount and an RSU Subaccount.
Section 5.02    Allocations to Accounts.

(a)
Any Deferred Compensation that is attributable to deferrals of Cash Compensation shall be credited to the Cash Subaccount of a Participant on the date such amount otherwise would have been paid to the Participant, and any Plan Earnings shall be credited in accordance with the provisions of Article VI, as applicable.

(b)
Any Deferred Compensation that is attributable to deferrals of Restricted Stock shall be credited to the RSU Subaccount of such Participant on the date the award of Restricted Stock otherwise would have been made to such Participant, and any Plan Earnings shall be credited in accordance with the provisions of Article VI, as applicable.

(c)	Separate records shall be kept with respect to each Participant of the Cash Compensation, on the one hand, and Restricted Stock awards, on the other, deferred under Sections 4.01 and 4.02.
Section 5.03    Manner of Crediting. Deferrals of Cash Compensation shall be credited to the Cash Subaccount in the form of cash in an amount equal to the amount of the deferral. Deferrals of Restricted Stock awards shall be credited to the RSU Subaccount in the form of Restricted Stock Units in an amount equal to the number of shares subject to the award. Amounts credited to the Cash Subaccount may not be transferred to the RSU Subaccount or vice versa.
ARTICLE VI. PLAN EARNINGS AND OTHER DISTRIBUTIONS
Section 6.01    Plan Earnings for Cash Subaccount. Amounts credited to a Participant’s Cash Subaccount shall be deemed invested in hypothetical investment options selected by the Participant from a menu of hypothetical options as determined by the Administrator from time to time in its sole discretion.

The Cash Subaccount shall be credited with earnings and debited for losses and fees as though it were actually invested in the hypothetical investment options selected by the Participant. A Participant’s Cash Subaccount shall continue to be adjusted for earnings, losses and fees throughout the period of such Participant’s participation in the Plan until all distributions to which the Participant is entitled under Section 7.02 or Article VIII have been made. Hypothetical investment selections may be made by Participants on a form and pursuant to procedures as determined by the Administrator. If a Participant fails to make an investment selection, then amounts credited to the Cash Subaccount shall be deemed invested in a default investment option selected by the Administrator.
Section 6.02    Plan Earnings for RSU Subaccount. Amounts credited to a Participant’s RSU Subaccount shall be credited with Plan Earnings in the form of additional Restricted Stock Units, as follows:

(a)
Cash and Property (Other than Common Stock) Dividend Credits. Additional Restricted Stock Units shall be credited to a Participant’s RSU Subaccount throughout the period of such Participant’s participation in the Plan until all distributions to which the Participant is entitled under Section 7.02 or Article VIII have been made, in amounts equal in number to the number of shares (including fractional shares) of Common Stock with a Fair Market Value equal to (i) the amount of any cash dividends or distributions and (ii) the Fair Market Value of any distributions of property (other than the Common Stock but including any such securities convertible into the Common Stock), in each case to which the Participant would have been entitled from time to time had he or she been the owner on the record dates for the payment of such dividends or distributions of the number of shares of the Common Stock equal to the number of vested Restricted Stock Units in his or her RSU Subaccount on such dates. Each such credit shall be effective as of the payment date for such dividend or distribution.

(b)
Common Stock Dividend Credits. Additional Restricted Stock Units shall be credited to a Participant’s RSU Subaccount throughout the period of his or her participation in the Plan until all distributions to which the Participant is entitled under Section 7.02 or Article VIII have been made, equal in number to the number of shares (including fractional shares) of Common Stock to which the Participant would have been entitled from time to time as Common Stock dividends had such Participant been the owner on the record dates for the payments of such stock dividends of a number of shares of Common Stock equal to the number of vested Restricted Stock Units credited to his or her RSU Subaccount on such dates. Each such credit shall be effective as of the payment date for such dividend.

ARTICLE VII. VESTING AND DISTRIBUTIONS
Section 7.01    Vesting. A Participant shall be one hundred percent (100%) vested at all times in his or her Cash Subaccount (including Plan Earnings thereon). A Participant’s RSU Subaccount (including Plan Earnings thereon) shall vest separately with respect to each award of Restricted Stock deferred by the Participant, at the same rate, and subject to the same conditions, pursuant to which the award of Restricted Stock would have vested according to the terms of such award as approved by the Board.

Section 7.02    Distributions from Account. When a Payment Date in respect of a Participant occurs, (i) the amounts credited to a Participant’s Cash Subaccount shall be distributed to the Participant in cash at the times and in the manners prescribed in paragraphs (a) through (e) below, and (ii) each Restricted Stock Unit credited to a Participant’s RSU Subaccount that is Vested shall be converted into one share of Common Stock and such shares shall be distributed to such Participant at the times and in the manner prescribed in paragraphs (a) through (e) below. Any Restricted Stock Unit that is not Vested as of such Payment Date shall be forfeited.

(a)
Except as otherwise provided in paragraphs (b), (c), (d) and (e) below, distribution shall be made in either (1) a lump sum, or (2) in substantially equal annual installment payments over a maximum period of five years, in each case as elected by the Participant pursuant to his or her deferral election in accordance with Section 4.01 or 4.02 above. Except as provided in paragraph (b) below, the lump sum shall be paid, or the installment payments shall commence, as applicable, within 30 days following such Payment Date. All Plan Earnings accrued to the date of any distribution shall be paid in conjunction with such payment. Successive installment payments shall be paid on or about each anniversary of the initial installment payment date. The amount of each installment payment shall equal the Participant’s total Account balance, divided by the number of current and remaining installments.

(b)
In the case of a Participant who is a specified employee, within the meaning of Section 409A, unless the distribution is due to death, distribution shall be made or commence within 30 days following the first day of the seventh month following the month in which such Participant’s separation from service occurs.

(c)
If such Payment Date shall occur by reason of the Participant’s death, or if the Participant dies after such Payment Date but prior to receipt of all distributions provided for in this Section 7.02, any remaining payments shall continue to the Participant’s Beneficiary in accordance with the Participant’s distribution elections and the payment schedule described above. For this purpose, the Participant’s “Beneficiary” shall mean: (i) the beneficiary selected by the Participant on a form provided by the Administrator; (ii) if there is no such beneficiary designation effective at the Participant’s death, to the Participant’s surviving spouse; or (iii) if there is no such beneficiary designation effective or surviving spouse at the Participant’s death, to the Participant’s estate or personal representative.

(d)
Notwithstanding the foregoing, upon a Qualifying Change of Control, any remaining payments shall automatically be distributed to the Participant (or the Participant’s Beneficiary) in a single lump sum on or within 30 days following the date of such Qualifying Change of Control.

(e)
Any fraction of a Restricted Stock Unit to be distributed shall be converted into an amount in cash equal to the Fair Market Value of one share of the Common Stock on the trading day immediately preceding the date of distribution, multiplied by such fraction, and such cash shall be distributed.

ARTICLE VIII. TERMINATION
The Board may terminate the Plan at any time. Upon termination of the Plan, no further amounts shall be deferred hereunder, and distributions in respect of credits to Participants’ Accounts as of the date of termination shall be made in the manner and at the time prescribed under Section 7.02 or otherwise as required or permitted under Section 409A.
ARTICLE IX. AMENDMENT OF THE PLAN
The Board may, without the consent of Participants or their Beneficiaries, amend the Plan at any time and from time to time; provided, that no amendment may reduce a Participant’s Account as of the date of such amendment without such Participant’s consent.
ARTICLE X. GENERAL PROVISIONS
Section 10.01    Funding. Benefits payable under the Plan shall be paid from the general funds of the Company, and nothing contained herein shall give any Participant any rights that are greater than those of a general unsecured creditor of the Company. The Company shall not be required to fund or otherwise segregate assets to be used for payment of benefits under the Plan. While the Company may cause investments to be made in amounts equal or unequal to amounts payable hereunder, the Company shall not be under any obligation to make such investments and any such investment and all obligations of the Company under the Plan shall remain subject to the claims of its general creditors. The amounts payable to any Participants under the Plan shall not be affected by any such investment. Notwithstanding the foregoing, the Company, in its discretion, may maintain one or more trusts to hold assets to be used for payment of benefits under the Plan; provided, that the assets of such trust shall be subject to the creditors of the Company in the event that the Company becomes insolvent or is subject to bankruptcy or insolvency proceedings. Any payments by such a trust of benefits provided hereunder shall be considered payment by the Company and shall discharge the Company of any further liability for the payments made by such trust.
Section 10.02    No Right to Directorship. The Plan shall not give any Participant any right with respect to continuance of directorship of the Company or limit in any way the right of the Company to terminate his or her directorship at any time.
Section 10.03    Authorized Payments. If the Board receives evidence satisfactory to it that any person entitled to receive a payment hereunder is, at the time the benefit is payable, physically, mentally or legally incompetent to receive such payment and to give a valid receipt therefor, and that an individual or institution is then maintaining or has custody of such person and that no guardian, committee or other representative of the estate of such person has been duly appointed, the Board may direct that such payment be paid to such individual or institution maintaining or having custody of such person, and the receipt of such individual or institution shall be valid and a complete discharge for the payment of such benefit.

Section 10.04    Section 409A. Although the Company makes no guarantee with respect to the tax treatment of payments and benefits hereunder, the Plan is intended to comply with the applicable requirements of Section 409A and shall be limited, construed and interpreted in accordance with such intent. Accordingly, and notwithstanding Article IX, the Company reserves the right to amend the provisions of the Plan at any time in order to avoid the imposition of an excise tax under Section 409A on any payments deferred, accrued or to be made hereunder. In no event shall the Company or any of its affiliates be liable for any additional tax, interest or penalty that may be imposed on a Participant by Section 409A or for damages for failing to comply with Section 409A, other than for withholding or other obligations applicable to employers, if any, under Section 409A.
Section 10.05    Construction. Wherever any words are used herein in the masculine, feminine or neuter gender, they shall be construed as though they were also used in another gender in all cases where they would so apply, and whenever any words are used herein in the singular or plural form, they shall be construed as though they were also used in the other form in all cases where they would so apply. As used herein, (a) “or” shall mean “and/or” and (b) “including” or “include” shall mean “including, without limitation.”
Section 10.06    Assignment of Benefits. Benefits provided under the Plan may not be transferred, assigned or alienated by the Participant, either voluntarily or involuntarily, other than by will or the laws of descent and distribution.
Section 10.07    Governing Law. The Plan and the actions taken in connection herewith shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to its principles of conflict of laws.
Section 10.08    2011 Plan. Restricted Stock Units under the Plan shall be subject to the provisions of the 2011 Plan, including Article VII thereof, which are incorporated herein by reference.
Section 10.09    Not a Qualified Plan; Not Subject to ERISA. The Plan is not intended to qualify under Section 401(a) of the Code or to be subject to the Employee Retirement Income Security Act of 1974, as amended.
ARTICLE XI. EFFECTIVE DATE
This Plan shall be effective as of the Effective Date, and shall continue in force during subsequent years unless amended or revoked by action of the Board.

IN WITNESS WHEREOF, this Plan has been duly executed by the Company as of the Effective Date.
NEWFIELD EXPLORATION COMPANY

By: /s/ Timothy D. Yang_______________________
Name: Timothy D. Yang
Title: General Counsel & Corporate Secretary